Exhibit 99.1

RESMED ANNOUNCES RECORD FINANCIAL RESULTS FOR

QUARTER AND NINE MONTHS ENDED MARCH 31, 2006

SAN DIEGO, California, May 4, 2006 - ResMed Inc. (NYSE: RMD) today announced record revenue and income results for the quarter ended March 31, 2006. Revenue for the quarter was $162.3 million, a 50% increase over the quarter ended March 31, 2005. For the current quarter, pro forma income from operations and pro forma net income were $42.0 million and $30.1 million, an increase of 47% and 59% respectively (pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses, and amortization of acquired intangible assets, which are described below). Pro forma diluted earnings per share for the quarter ended March 31, 2006 were $0.39, an increase of 50%, compared to the March 2005 quarter. GAAP operating income was $36.7 million for the current quarter, while net income was $26.4 million or $0.34 per diluted share. Gross margin was 62% for the quarter ended March 31, 2006.

Pro forma selling, general and administration (SG&A) costs for the quarter were $50.1 million, an increase of $15.6 million, or 45%, over the same period in fiscal 2005. GAAP SG&A costs were $52.9 million for the quarter, an increase of $18.5 million, or 54%. The increase in SG&A was primarily due to recent acquisitions, the addition of selling and administration personnel, and infrastructure investment in Europe. Pro forma SG&A costs were 31% of revenue in the March quarter, compared to 32% in the same period in fiscal 2005. During the quarter, ResMed also donated $505,000 to the ResMed Foundations, which promote research and awareness of the serious medical consequences of untreated sleep-disordered breathing.

Research & development expenditure was $8.7 million for the quarter, excluding stock-based compensation costs. GAAP R&D expense during the quarter was $9.1 million or approximately 6% of revenue. GAAP R&D expenses increased 26% year over year and are expected to remain at about 6% of net revenue through the end of this fiscal year.

For the nine months ended March 31, 2006, revenue was $435.8 million, an increase of 45% over the $300.1 million for the nine months ended March 31, 2005. For the nine months ended March 31, 2006, pro forma income from operations and pro forma net income were $110.7 million and $77.6 million, an increase of 42% and 49% respectively. On a GAAP basis, income from operations was $93.5 million, while net income for the nine months ended March 31, 2006 was $65.1 million or $0.87 per diluted share.

Amortization of acquired intangibles of $1.6 million ($1.0 million net of tax), incurred during the quarter ended March 31, 2006 consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, Pulmomed and PolarMed. Stock-based compensation costs incurred during the quarter ended March 31, 2006, of $3.7 million ($2.7 million net of tax), consisted of expenses associated with stock options granted to employees and the employee stock purchase plan. The recognition of these stock-based compensation expenses is in accordance with SFAS No. 123(R), which was adopted for the first time in the quarter ended September 30, 2005. No restructuring expenses were incurred during the quarter ended March 31, 2006.

The Company is providing tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, excluding the impact of stock-based compensation costs, restructuring expenses, and amortization of acquired intangibles, for the three month and nine month periods ended March 31, 2006 and March 31, 2005.

Inventory at $108.7 million, increased by $1.2 million compared to December 2005 levels. Accounts receivable days sales outstanding, at 68 days, decreased compared to the December 2005 quarter of 70 days.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, “In the third quarter of fiscal 2006, sales in the Americas increased by a record 49 percent over the year ago quarter to $86.2 million, reflecting continued strong demand for both our nasal and full face masks, and our S8™ flow generator platform. International sales, including incremental revenue contributions from the acquisitions of Resprecare, Hoefner, Saime, Pulmomed and PolarMed, totaled $76.1 million, a 51 percent increase over last year. Net income for the March quarter, excluding stock-based compensation costs, restructuring, and amortization of intangibles, was $30.1 million, an increase of 59 percent over the same period in 2005, driven primarily by strong sales growth. Our operating cash flow for the March quarter was a robust $32.8 million.”

Dr. Farrell continued, “We also remain encouraged with the progress we continue to make in targeting sleep-disordered breathing in heart failure, as well as in other co-morbidities. It is particularly encouraging for us to note that various affected medical specialties are gradually waking up to sleep and the impact that untreated sleep-disordered breathing is having on specific illnesses.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2:00 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (866) 314-5232 (domestic) or +1 (617) 213-8052 (international) and entering participant passcode 90672494. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately one hour after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering passcode 40216735.

Further information can be obtained by contacting Matthew Borer at ResMed Inc. San Diego (858) 746-2280; Brett Sandercock at ResMed Limited Sydney on (+61 2) 9886-5406; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

RESMED INC. & SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Net revenue	$162,280	$108,454	$435,824	$300,080
Cost of sales (A)	61,414	38,159	163,113	104,996

Gross profit	100,866	70,295	272,711	195,084

Operating expenses:
Selling, general and administrative (A)	52,903	34,449	146,478	94,582
Donations to foundations	505	—	760	500
Research and development (A)	9,143	7,240	26,155	21,901
Amortization of acquired intangible assets	1,570	—	4,661	—
Restructuring expenses	—	1,579	1,124	4,505

Total operating expenses	64,121	43,268	179,178	121,488

Income from operations	36,745	27,027	93,533	73,596

Other income (expenses), net
Interest income (expense), net	1,220	9	(471)	(471)
Other, net	153	(340)	1,471	370

Total other income (expenses), net	1,373	(331)	1,000	(101)

Income before income taxes	38,118	26,696	94,533	73,495
Income taxes	11,756	8,819	29,415	24,288

Net income	$26,362	$17,877	$65,118	$49,207

Basic earnings per share	$0.36	$0.26	$0.91	$0.72
Diluted earnings per share(1)	$0.34	$0.25	$0.87	$0.69
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangibles (1) & (2)	$0.39	$0.26	$1.02	$0.73
Basic shares outstanding	72,549	68,964	71,242	68,254
Diluted shares outstanding(1)	77,403	75,490	76,922	74,649
(A) Includes stock-based compensation costs as follows:
Cost of sales	$348	$—	$560	$—
Selling, general and administrative	2,833	—	9,285	—
Research and development	486	—	1,535	—

Total stock-based compensation costs	$3,667	$—	$11,380	$—

(1)	See reconciliation of Basic and Diluted Earning per Share in table at end of press release.

(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

RESMED INC. & SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2006	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$166,161	$142,185
Marketable securities - available for sale	2,002	—
Accounts receivable, net	127,179	103,951
Inventories	108,744	89,107
Deferred income taxes	18,861	15,230
Prepaid expenses and other current assets	9,676	9,737

Total current assets	432,623	360,210

Property, plant and equipment, net	222,918	174,168
Goodwill	188,717	181,106
Other intangibles	47,934	49,371
Other assets	6,928	9,291

Total Non current assets	466,497	413,936

Total assets	$899,120	$774,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,333	$34,416
Accrued expenses	38,339	34,414
Deferred revenue	13,984	12,327
Income taxes payable	20,723	21,959
Current portion of long-term debt	2,148	115,435

Total current liabilities	110,527	218,551

Non Current Liabilities:
Deferred income taxes	9,337	11,695
Deferred revenue	10,638	10,901
Long-term debt	94,283	58,934

Total Non-current liabilities	114,258	81,530

Total liabilities	$224,785	$300,081

Stockholders’ Equity:
Common Stock	301	280
Additional paid-in capital	334,802	179,865
Retained earnings	347,559	282,441
Treasury stock	(41,405)	(41,405)
Accumulated other comprehensive income	33,078	52,884

Total stockholders’ equity	674,335	474,065

Total liabilities and stockholders’ equity	$899,120	$774,146

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating income in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
GAAP operating income	36,745	27,027	93,533	73,596
Stock-based compensation costs	3,667	—	11,380	—
Restructuring expenses	—	1,579	1,124	4,505
Amortization of acquired intangible assets	1,570	—	4,661	—
Pro forma operating income (excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets)	41,982	28,606	110,698	78,101

The measure, “pro forma net income” is reconciled with GAAP net income in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
GAAP net income	26,362	17,877	65,118	49,207
Stock-based compensation costs, net of tax	2,653	—	8,694	—
Restructuring expenses, net of tax	—	1,011	718	2,816
Amortization of acquired intangible assets, net of tax	1,037	—	3,072	—
Pro forma net income (excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets)	30,052	18,888	77,602	52,023

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

The Company initially adopted SFAS No. 123(R) on July 1, 2005 using the modified prospective method, which resulted in stock-based compensation expenses being recognized during the three months and nine months ended March 31, 2006 without corresponding expenses in the same periods in fiscal 2005. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods.

Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(Dollars in thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Numerator:
Net Income	$26,362	$17,877	$65,118	$49,207
Adjustment for interest and deferred borrowing costs, net of income tax effect (1)	—	821	1,660	2,464

Net income, used in calculating diluted earnings per share	$26,362	$18,698	$66,778	$51,671

Adjustment for stock-based compensation costs	2,653	—	8,694	—
Adjustment for restructuring expenses	—	1,011	718	2,816
Adjustment for Amortization of acquired intangible assets	1,037	—	3,072	—

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	30,052	19,709	79,262	54,487

Denominator:
Basic weighted-average common shares outstanding	72,549	68,964	71,242	68,254
Effect of dilutive securities:
Stock options	2,307	2,788	2,339	2,657
Convertible subordinated notes (1)	2,547	3,738	3,341	3,738

Diluted potential common shares	4,854	6,526	5,680	6,395

Diluted weighted average shares	77,403	75,490	76,922	74,649

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of SFAS 123(R)	412	—	414	—

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	77,815	75,490	77,336	74,649

Basic earnings per share	$0.36	$0.26	$0.91	$0.72
Diluted earnings per share	$0.34	$0.25	$0.87	$0.69
Pro forma diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$0.39	$0.26	$1.02	$0.73

(1)	Diluted earnings per share has been calculated after adjusting the numerator (net income) for the effect of assumed conversion of our convertible notes for the three months ended March 31, 2006 by $NIL (2005: $821,000) and for the nine months ended March 31 2006, by $1,660,000 (2005: $2,464,000).